Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-180221, 333-187545, 333-192016, 333-194260, 333-202332, 333-209683, 333-211198, 333-216389, 333-223321 and 333-229986 on Form S-8 and Registration Statement No. 333-224802 on Form S-3 of our reports dated February 26, 2021 relating to the financial statements of Yelp Inc. and subsidiaries and the effectiveness of Yelp Inc. and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
February 26, 2021